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                                                                     EXHIBIT 2.1

                                   AGREEMENT

         THIS AGREEMENT (this "Agreement") is entered into, by and among Diversified Corporate Resources, Inc., a Texas corporation ("DCRI"), MAGIC Northeast, Inc., a Delaware corporation ("Seller"), Joseph H. Hosmer, an individual ("Hosmer"), and Sandra Hosmer, an individual ("S. Hosmer")(S. Hosmer and Hosmer are sometimes collectively referred herein to as the "Buyers").

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Mountain, Ltd., a Maine corporation ("Mountain"); and

         WHEREAS, Mountain is engaged in the business of providing staffing services (the "Business"); and

         WHEREAS, DCRI is engaged in the business of providing staffing services, and Seller is a wholly-owned subsidiary of DCRI; and

         WHEREAS, the Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, on the terms and conditions hereinafter set forth, all of the issued shares of the capital stock of Mountain (the "Transaction"); and

         WHEREAS, DCRI has agreed to guarantee all of the commitments and obligations of Seller hereunder; and

         WHEREAS, the parties to this Agreement were parties to that certain Purchase Agreement (herein referred to as the "Original Agreement") dated August 6, 1999 related to the sale of Mountain to Seller; and

         WHEREAS, Hosmer, Seller, Mountain and DCRI have previously entered into two separate employment agreements, the first of which was dated August 6, 1999 (the "1999 Employment Agreement"), and the second was dated as of September 1, 2001 (the "2001 Employment Agreement"); and

         WHEREAS, in connection with the Original Agreement, one or more of the parties hereto are parties to the following agreements: (a) that certain Supplemental Agreement Re: S. Hosmer (the "S. Hosmer Agreement"), which is dated August 6, 1999, and is between Seller, DCRI and S. Hosmer, (b) that certain Conditional Exercise Agreement (the "Conditional exercise Agreement") which is dated November 5, 1999, and is between the parties to the Original Agreement, and (c) that certain Alpine-Maine Agreement (the "Alpine-Maine Agreement") which is dated as April 12, 2001 and is between S. Hosmer and Seller (the S. Hosmer Agreement, the Conditional Exercise Agreement, and the Alpine-Maine Agreement are herein collectively referred to as the "Supplemental Agreement"); and

         WHEREAS, Hosmer has previously loaned money to J. Michael Moore ("Moore"), the Chairman and Chief Executive Officer of DCRI; the unpaid amount of such loan (inclusive of accrued interest) is $78,000.00 (the "JMM Payable"); and

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         WHEREAS, pursuant to the Original Agreement, Seller and DCRI owe at least $2.1 million (the actual unpaid amount is herein referred to as the "Unpaid Original Consideration"); and

         WHEREAS, this Agreement contains limited representations by Seller and DCRI related to Mountain because of the unique relationship that Buyers have with Mountain; and

         WHEREAS, the parties desire to document their agreements and understandings as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, DCRI, Buyers, and the Shareholders hereby agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF STOCK

         1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyers, free and clear of all liens, claims and encumbrances, and Buyers agrees to purchase from Seller, all of the issued and outstanding shares of capital stock of Mountain (the "Mountain Stock").

         1.2 Assets Not to Be Conveyed. Certain of the assets of Mountain (herein collectively referred to as the "Excluded Assets") shall be conveyed to DCRI at the time of closing of the transactions contemplated by this Agreement, and the Excluded Assets are agreed to be as follows:

               (a) Such of the books, records, papers and instruments of Mountain which are in the Dallas, Texas offices and which relate to, or part of, the accounting and financial records of DCRI a list of which is attached hereto as Schedule 1.2(a); PROVIDED, HOWEVER, Buyers shall be given copies of all such records at no additional cost and shall be granted access to such documents as may be reasonably requested from time to time by Buyers or Mountain for any legitimate business purpose. DCRI shall provide all accounting data with respect to the operations of Mountain for the period from August 6, 1999 through December 20, 2002; to the extent such documents are in machine readable form, DCRI shall provide them to Buyers in machine readable form.

               (b) The benefit of and the right to enforce the covenants and warranties, if any, that Mountain is entitled to enforce with respect to the Excluded Assets.

               (c) All of Mountain's accounts receivable from customers and others and in and to any income and payment due to Mountain arising out of the Business, including (but not by way of limitation) accrued and unbilled receivables (all of such billed and unbilled receivables are herein collectively referred to as the "Mountain Receivables"), all as of the close of business on December 20, 2002..

               (d) All of Mountain's cash in its bank accounts on the close of business on December 23, 2002, , including cash in transit.

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               (e)  All claims of Mountain for refunds of any income taxes
(whether federal, state, local, foreign or other) applicable to periods prior to the close of business on December 20, 2002..

               (f) Subject to the exceptions hereinafter set forth, all of the right, title and interest of Mountain in and to the following: (i) the ISCC/Sprint Contract (as herein defined), (ii) the ISCC portion of the Mountain/Sprint Contract (as herein defined), (ii) the personnel placement contracts (herein collectively referred to as the "Other Customer Contracts) which involve subsidiaries of DCRI other than Mountain, which have been assigned to Mountain prior to the Closing date, and which are listed on Schedule 1.2 (f) attached hereto, and (iii) the management and/or service agreements (written or unwritten) that Mountain has obtained with respect to the ISCC/Sprint Contract, and the Other Customer Contracts.

               (g) Any rights accruing as a result of, or any proceeds paid or payable in accordance with this Agreement.

         1.3 Workers Compensation Matters. The parties hereto acknowledge and agree that (a) in the state of Maine workers compensation insurance is estimated and paid in advance with subsequent obligations to pay, or rights to receive refunds, once a final determination is made as to actual premiums owed, (b) if Mountain owes additional premiums for workers compensation insurance for any period of time prior to the close of business on December 20, 2002, such obligations shall be the responsibility of the Seller, and (c) if Mountain is entitled to a refund, due to overpayment of workers compensation insurance during the period of time prior to the close of business on December 20, 2002, upon receipt such refund shall be paid to the Seller.

         1.4 Sprint Matters. The parties hereto acknowledge and agree that (a) Information Systems Consulting Corporation ("ISCC"), a subsidiary of DCRI, is a party to a contract (herein referred to as the "ISCC/Sprint Contract", which as amended is dated June 1, 1998, and which involves ISCC providing contract placement services to Sprint Corporation ("Sprint") and which involves information technology ("IT") personnel (such services are herein collectively referred to as the "Sprint IT Services"), (b) Mountain is now a party to a contract with Sprint (herein referred to as the "Mountain IT Contract"), which is dated August 15, 2002, and which involves Mountain providing IT personnel to Sprint, (c) in the recent past, Mountain has provided contract placement services to United Management Company ("United"), a subsidiary of Sprint, which involved telecommunications personnel not directly involved in the IT sector of the business of Sprint and United (such telecommunications activities are herein collectively referred to as "Sprint/United Engineering Services"), (d) since August 6, 1999, Mountain has on occasion provided Sprint and/or United with personnel providing Sprint IT Services or Sprint/United Engineering Services,
(e) subsequent to the Closing Date, (i) Mountain is permitted to provide Sprint/United Engineering Services to Sprint and/or United, and (ii) DCRI and its subsidiaries are permitted to provide Sprint IT Services to Sprint and/or United, (iii) Mountain is not permitted to provide Sprint IT Services to Sprint and/or United, and (iv) DCRI and its subsidiaries are not permitted to provide Sprint/United Engineering Services to Sprint and/or United, (g) ISCC shall be entitled to the benefits of the ISCC portion of the Mountain IT Contract by being allowed by Mountain to provide IT personnel to Sprint and/or United pursuant to the Mountain IT Contract, (h) Buyers shall use their best efforts to, and shall cause and Mountain to use its best efforts to, cause the Mountain IT Contract to be assigned by Sprint to ISCC (or such other subsidiary of DCRI as DCRI shall select) without any consideration to

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be paid to Mountain, and (i) any and all references in this Agreement to Sprint and/or United shall include any and all existing and future subsidiaries, affiliates, and assigns of Sprint and/or United.

         1.5 Liabilities to Be Retained. The parties hereto acknowledge and agree that (a) Mountain shall not be responsible for any of the liabilities of Mountain, accrued or unaccrued, whether or not such liabilities appear on Mountain's balance sheet, including, but not limited any claims brought against Mountain arising from alleged acts or omissions during the period beginning on August 6, 1999, and ending on the close of business on December 20, 2002 (herein referred to as the "Mountain Payables") which have been incurred but which are unpaid as of the close of business on December 20, 2002, and (b) Seller and DCRI, jointly and severally, shall assume, and shall be responsible for paying, the Mountain Payables. Seller shall pay the Mountain Payables within a reasonable period of time from the dates such obligations become due and payable. To the extent that Seller does not pay the Mountain Payables within such time period, Mountain may pay those Mountain Payables which have not been paid within such period of time, and in each such event, (i) Mountain must provide written notice to Seller setting forth the Mountain Payables which have been paid by Mountain, the date of payment of each of these payables, and the amount of payment with respect to each of these payables, and (ii) Seller shall then be obligated to pay to Mountain the amount of Mountain Payables paid by Mountain, plus interest on the amounts paid by Mountain from the date of the respective payments at the rate of eighteen percent (18%) per annum.

         1.6 Stock Redemption. As part of this Transaction, at the time of Closing (as herein defined), DCRI shall redeem from Buyers, at $0.10 per share, 77,000 shares of common stock of DCRI owned by Buyers (such shares are herein referred to as the "DCRI Shares"), and Buyers shall assign the DCRI Shares to DCRI.

                                   ARTICLE 2

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                                 PURCHASE PRICE

         2.1 Purchase Price. The total purchase price (the "Purchase Price") shall be the sum of the following: (a) cash payment at the time of Closing (as herein defined) in the amount of $572,000.00, (b) $78,000.00 payable on the same date as the JMM Payable is paid in full, (c) the amount of the Unpaid Original Consideration shall be waived by Buyers and shall not be required to be paid by Seller or DCRI, and (d) any and all additional amounts owed by DCRI (or any of its subsidiaries and affiliates) to Hosmer and/or Sandra Hosmer in connection with (i) the 1999 Employment Agreement, (ii) the 2001 Agreement, (iii) accrued but unpaid compensation, bonuses, or commissions, and (iv) the Original Agreement. If the JMM Payable is not paid prior to December 31, 2007, Buyers shall thereafter be relieved from making the payment required by subsection (b) of this Section 2.1. In the event that the JMM Payable is paid to Hosmer, and that Moore files for protection from his creditors within ninety (90) days of the final payment of the JMM Payable, that Hosmer is ultimately required by a court of competent jurisdiction to pay, either into the court involved or the bankruptcy estate of Moore, any part of the amounts received in connection with the JMM Payable (such amount is herein referred to as the "Recapture Amount"), and that Buyers have paid in full the amount required to be paid by subsection
(b) of this Section 2.1, the following shall be applicable: (1) Buyers shall have the right to request that Seller and DCRI pay to Buyers an amount equal to the Recapture Amount, (2) Seller and DCRI shall then be obligated to pay to Buyers an amount equal to the Recapture Amount, and (3) Buyers shall be required to pay to Seller and DCRI, at the time of receipt by Hosmer, such amount as Hosmer ultimately receives form Moore or his bankruptcy estate in connection with the JMM Payable.

         2.2. Allocation of Purchase Price. The parties agree that the Transaction shall not be treated by Buyers and Seller as a purchase of the assets of Mountain pursuant to Section 338 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE 3

                                    CLOSING

         3.1 Time and Place of Closing. The sale and purchase of the Mountain Stock pursuant to this Agreement (the "Closing") shall take place on December 23, 2002, at the offices of DCRI, located at 10670 N. Central Expressway, Suite 600, Dallas, Texas 75231, or at such other time and place as the parties may agree. The effective date of Closing shall be December 20, 2002, and such date is referred to in this Agreement as the "Closing Date." The parties agree that time is of the essence with respect to the foregoing and all other time periods set forth herein.

         3.2 Actions to be Taken at Closing by Seller. At the Closing and subject to the terms and conditions hereof, the Seller and DCRI agree to take the following actions, all of which shall constitute conditions precedent to Buyers' obligations to close hereunder:

               (a)  Execute and deliver to Buyers the following:

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               1. Bills of sale or stock power assignments (or stock power assignment) executed by the Seller conveying to Buyers all of the Mountain Stock (the "Bills of Sale").

               2. Seller shall pay $7,700.00 to Buyers in connection with redeeming the DCRI Shares.

               3. Such other agreements, documents and/or instruments, including such specific assignments, bills of sale and other instruments of conveyance and transfer, in form and substance acceptable to Buyers and to vest in Buyers title thereto free and clear of all liens, claims and encumbrances.

               (b)  Deliver to Buyers the following:

               1. Certificate of the Secretary of the State of Maine, dated as of a recent date, duly certifying as to the existence and good standing of Mountain as a corporation under the laws of the State of Maine.

               2. A certificate duly executed by the Secretary or Assistant Secretary of each of DCRI and Seller pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of DCRI and Seller of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, (ii) the incumbency and true signatures of those officers of DCRI and Seller duly authorized to act on their respective behalf, in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of DCRI and Seller, and
(iii) that the copy of the Articles of Incorporation and Bylaws of Mountain attached to such certificate are true and correct and, except as reflected in such copy, such Articles of Incorporation and Bylaws have not been amended since August 6, 1999.

               3. All of Mountain's books and records which are not included as part of the Excluded Assets.

               4. The certificates of Seller and DCRI referred to in Section 7.1 and Section 7.2.

               5. Possession or constructive possession of the Business.

               6. UCC-3 Termination Statement with respect to the UCC-1 Financing Statement of General Electric Capital Corporation ("GE") affecting the assets of Mountain (excluding the Mountain Receivables), and any other UCC-1 Financing Statement affecting the assets of Mountain (excluding the Mountain Receivables).

               7. The legal opinion referred to in Section 7.4.

               8. A document pursuant to Sections 7.6, Section 7.7 and Section
7.8 of this Agreement.

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               9. All other documents required to be executed and delivered by
DCRI and the Seller pursuant to this Agreement.

               (c) Perform all other obligations required to be performed at Closing by DCRI and the Seller pursuant to this Agreement.

         3.3 Actions to be Taken at Closing by Buyers. At the Closing, subject to the terms and conditions hereof, Buyers shall take the following actions, all of which shall constitute conditions precedent to the obligations of Seller and DCRI to close hereunder:

               (a)  Deliver to Seller and DCRI the following:

               1. The certificate of Buyers referred to in Section 8.1 and
Section 8.2.

               2. The legal opinion referred to in Section 8.4.

               3. A document pursuant to Section 8.6, Section 8.7 and Section
8.8.

               4. An assignment to (i) DCRI with respect to the Excluded Assets, and (ii) ISCC with respect to the ISCC/Sprint Contract and the ISCC portion of the Mountain IT Contract, and (iii) to DCRI with respect to the Other Customer Contracts. .

               5. Stock power assignment(s) executed by Buyers conveying title to the DCRI Shares.

               6. All other documents required to be executed and delivered by Buyers pursuant to this Agreement.

               (b) Perform all other obligations required to be performed at Closing by Buyers pursuant to this Agreement.

         3.4 Audit. Subsequent to the Closing Date, the Buyers shall cause Mountain to cooperate with DCRI in connection with audit of the financial statements of Mountain for the year 2002. The cost of such audit shall be the responsibility of DCRI.

         3.5 Accounts Receivable Agreement. At the time of Closing, the parties hereto shall enter into a written agreement, related to the collection of the Mountain Receivables subsequent to the Closing Date, which shall provide that (a) Mountain shall promptly pay to DCRI all amounts of the Mountain Receivables paid to Mountain subsequent to the Closing Date, (b) DCRI shall timely pay to Mountain all amounts paid to DCRI (or any subsidiary of DCRI) in connection with accounts receivables of Mountain which are generated from revenues of Mountain subsequent to the Closing Date, (c) the actual invoices being paid by a client of Mountain shall be determining factor as to whether such payment involves the collection of receivables which arose on or before the Closing Date, or subsequent to the Closing Date, (d) if there is any genuine doubt as to which invoice is being paid by a client of Mountain, the payment involved shall be deemed to be paying the oldest outstanding invoice(s) of the client involved, (e) subsequent to the Closing date, Buyers shall cause

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Mountain to use its best efforts (at no cost to DCRI or Seller) to effectuate the collection of the Mountain Receivables, and (f) timely payment by both parties hereto is agreed to be within five (5) business days from the date of each receipt by the party obligated to pay some amount to the other party pursuant to this Section 3.5.

                                   ARTICLE 4

                        PERSONNEL AND EMPLOYEE BENEFITS

         4.1 Personnel. Seller and DCRI shall not be responsible for the employment, on a temporary or permanent basis, of the employees of Mountain after the close of business on December 20, 2002 (collectively, the "Employees").

         4.2 Employee Benefits. Seller and DCRI shall be responsible for all compensation, fringe benefits, sick pay, severance pay, group health benefits and any other benefits payable pursuant to any benefit plans for Employees (such obligations are herein collectively referred to as "Employee Benefits") for Employees which has accrued but is unpaid as of the close of business on December 20, 2002, and which is listed on Schedule 4,2 attached hereto (such schedule shall be jointly prepared by Buyers and DCRI). Buyers shall be responsible for all Employee Benefits which (a) accrue subsequent to the close of business on December 20, 2002, and (b) prior to the close of business on December 20, 2002 if not listed on Schedule 4.2 attached hereto.

                                   ARTICLE 5

               REPRESENTATIONS AND WARRANTIES OF SELLER AND DCRI

Seller and DCRI, jointly and severally, represent and warrant to Buyers as follows:

         5.1 Organization and Standing. Mountain is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine.

         5.2 Authority. Seller and DCRI have the full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to carry out the terms and obligations hereof and thereof. Seller and DCRI have taken all action necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby.

         5.3 Execution and Delivery. This Agreement has been, and the other agreements and documents contemplated hereby to be executed by Seller and DCRI have been, or at Closing will be, duly executed by them, and each constitutes the valid and binding obligation of Seller and DCRI, enforceable in accordance with their respective terms and conditions.

         5.4 Capitalization. Seller owns all of the issued and outstanding capital stock of Mountain, free and clear of all liens, claims, encumbrances, equities and proxies. Each outstanding share of capital stock of Mountain has been legally and validly issued and is fully paid and non-

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assessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of Mountain. No shares of capital stock of Mountain are owned by Mountain in treasury or otherwise have been issued or disposed of in violation of the preemptive rights of Seller.

         5.5 Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Mountain that have been delivered to Buyers are true, correct and complete copies thereof. The minute books of Mountain, copies of which have been delivered to Buyers, contain accurate minutes of all meetings of, and accurate consents to all actions taken without a meeting by, the Boards of Directors (and any committees thereof) and the stockholders of Mountain since August 6, 1999.

         5.6   Taxes.

               (a) Since August 6, 1999, Mountain has filed all federal, state, foreign and other tax reports or returns required by applicable legal requirements to be filed by it in connection with the Business and has either discharged or caused to be discharged, as the same have become due, all taxes attributable or relating to the Business for any period or periods beginning on August 6, 1999, and ending on or before the Closing Date.

               (b) All such tax reports or returns fairly reflect the taxes of Mountain for the periods covered thereby. Mountain is not delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against Mountain, and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Mountain that could be asserted by any taxing authority. No Internal Revenue Service audit of Mountain is pending or, to the knowledge of Seller or DCRI, threatened. Mountain has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. Mountain has not committed any violation of any federal, state, local or foreign tax laws. To the knowledge of Seller and DCRI, all monies required to be withheld by Mountain from Employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Mountain to governmental agencies or set aside in accounts for such purpose have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books of Mountain.

               (c) Seller and DCRI, jointly and severally, shall be responsible for any taxes payable by Mountain with respect to any periods beginning on August 6, 1999, and ending on or before the Closing Date. If any part of such taxes are not paid within fifteen (15) days from the date due and payable, Mountain may pay such unpaid tax obligations, and in such event, Mountain must provide written notice to Seller and DCRI setting forth the specific tax obligation(s) paid, the amount of each tax obligation paid, and the date of each such payment, and Seller shall then be obligated to pay to Mountain, within five
(5) business days from the date of the receipt of the notice involved, the amount of such taxes paid by Mountain, plus interest on the amount of unpaid taxes paid, from the date(s) of each payment, at the rate of eighteen percent (18%) per annum.

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         5.7   Litigation. To the knowledge of Seller and DCRI, no legal action, suit or proceeding, judicial or administrative, or governmental investigation is pending or threatened against Mountain, that (a) if adversely determined, has a reasonable possibility of causing in the future a material adverse effect on the Business, or (b) questions or might question the validity of this Agreement or any actions taken or to be taken by Mountain pursuant hereto or seeks to enjoin or otherwise restrain the Transaction. To the knowledge of Seller and DCRI, there are no orders, decrees or judgments of any court or governmental body against Mountain (i) that remain undischarged or otherwise are in effect and that interfere in any respect with, or impose a burden on, the Business, or (ii) with respect to which Mountain is in default.

         5.8 Disclosure. To the knowledge of Seller and DCRI, no representation or warranty by Seller and DCRI in this Agreement, and no statement respecting Mountain, or Seller and DCRI contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers, jointly and severally, represent and warrant to Seller and DCRI as follows:

         6.1 Unpaid Amounts. To the knowledge of Buyers, all monies required to be withheld by Mountain from Employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Mountain to governmental agencies or set aside in accounts for such purpose have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books of Mountain.

         6.2 Litigation. To the knowledge of Buyers, no legal action, suit or proceeding, judicial or administrative, or governmental investigation is pending or threatened against Mountain, that (a) if adversely determined, has a reasonable possibility of causing in the future a material adverse effect on the Business, or (b) questions or might question the validity of this Agreement or any actions taken or to be taken by Mountain pursuant hereto or seeks to enjoin or otherwise restrain the Transaction. To the knowledge of Buyers, there are no orders, decrees or judgments of any court or governmental body against Mountain
(i) that remain undischarged or otherwise are in effect and that interfere in any respect with, or impose a burden on, the Business, or (ii) with respect to which Mountain is in default.

         6.3 Disclosure. Prior to the Closing Date, Hosmer has been an officer and director of both DCRI and Mountain and in such capacity Hosmer is very much aware of most, if not all, of the operational matters related to Mountain, including the financial condition of Mountain. Such being the case, Buyers confirm that (a) in August, 2002, Mountain undertook to effectuate the transfer of the ISCC/Sprint Contract to Mountain, and (b) to the knowledge of Buyers, (i)
Schedule 1.2 a attached hereto sets forth a complete list of the books and records of Mountain as of the Closing Date, (ii) except as listed in Schedule 1.2b(f) attached hereto, there have not been any Other

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Customer Contracts transferred to Mountain prior to the Closing Date, , and
(iii) no representation or warranty by Seller and DCRI in this Agreement, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was made, not misleading.

       6.4 Stock Ownership. Buyers own the DCRI Shares free and clear of any and all liens, claims or other encumbrances.

       6.5 Execution and Delivery. This Agreement has been, and the other agreements and documents contemplated hereby at Closing will be, duly executed by Buyers and each constitutes the valid and binding obligation of Buyers, enforceable in accordance with their respective terms and conditions.

                                    ARTICLE 7

                         CONDITIONS PRECEDENT OF BUYERS

       Except as may be waived in writing by Buyers, the obligations of Buyers hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

       7.1 Representations and Warranties. The representations and warranties of Seller and DCRI contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had made on and as of the Closing Date, and at Closing, Seller and DCRI shall certify to that effect.

       7.2 Covenants. Seller and DCRI shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, Seller and DCRI shall certify to that effect.

       7.3 Actions at Closing. Seller and DCRI shall have taken all actions required of them pursuant to this Agreement.

       7.4 Legal Opinion. Buyers shall have received the opinion of Dooley & Rucker, P.C., counsel to the Seller and DCRI, substantially in the form of
Schedule 7.4.

       7.5 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing or otherwise, asserted, instituted or entered to restrain or prohibit the carrying out of the Transaction.

       7.6 Release Agreement. Seller and DCRI shall execute and deliver to Buyers a document, in form reasonably acceptable to Buyers, wherein Seller and DCRI release any and all claims they may have against (a) Mountain except to the extent otherwise provided in this Agreement, (b) Buyers with respect to the Original Agreement (as amended to date), (c) Hosmer with respect to (i) the 1999 Employment Agreement, and (ii) the 2001 Employment Agreement, and (d) S. Hosmer with respect to the Supplemental Agreement.

       7.7 Resignations. Each or the officers and directors of Mountain, other than Hosmer and Don Caouette, shall execute written resignations pursuant to which such individuals resign as officers and/or directors of Mountain, and such resignations shall be delivered to Buyers at the Closing.

       7.8 GE Release. GE shall execute, and DCRI shall cause to be delivered to Buyers, a copy of (a) a written release executed by GE pursuant to which Mountain is released from all liability to GE with respect to the line of credit (the "GE Line of Credit") extended by GE to various subsidiaries of DCRI, including Mountain, and (b) a UCC-3 Financing Statement to evidence the release by GE of all liens on the assets of Mountain (other than on the Accounts Receivable, as of the Closing Date) held by GE in connection with the GE Line of Credit.

       7.9 Assumption of Payables. DCRI shall execute and deliver to Buyers a written document pursuant to which DCRI shall assume the responsibility for paying the Mountain Payables.

       7.10 Release of Second Lien. DCRI will cause Moore and United States Funding Group, Inc. ("USFG") to execute and deliver to Buyers written evidence of a release of the lien held by Moore and USFG with respect to the accounts receivable of Mountain which are generated from revenues of Mountain subsequent to the Closing Date.

                                    ARTICLE 8

                     CONDITIONS PRECEDENT OF SELLER AND DCRI

       Except as may be waived in writing by the Seller and DCRI, the obligations of Seller and DCRI hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

       8.1 Representations and Warranties. The representations and warranties of Buyers contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and at Closing, Buyers will certify to that effect.

       8.2 Covenants. Buyers shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, Buyers shall certify to that effect.

       8.3 Actions at Closing. Buyers shall have taken all actions required of them pursuant to this Agreement.

       8.4 Legal Opinion. Shareholders shall have received the opinion of Van Meer and Belanger, P.A., counsel to Buyers, substantially in the form of
Schedule 8.4.

       8.5 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Transactions.

       8.6 Release Agreement. Buyers shall execute and deliver to Seller and DCRI a document, in form reasonably acceptable to Seller and DCRI, wherein Buyers release any and all claims they may have against (a) Mountain except to the extent otherwise provided in this Agreement, and (b) Seller and DCRI with respect to (i) the Original Agreement (as amended to date), (ii) the 1999 Employment Agreement, and (iii) the 2001 Employment Agreement.

       8.7 Resignations. Hosmer shall execute a written resignation pursuant to which Hosmer shall resign from all positions as an officer and/or director of DCRI and its subsidiaries, and such resignation shall be delivered to Seller and DCRI at the Closing.

       8.8 Assignment of Excluded Assets. At Closing, Buyers shall cause Mountain to assign to DCRI all of the Mountain Receivables, and to enter into a written arrangement with DCRI as to the collection of the Mountain Receivables.

                                    ARTICLE 9

          ASSUMED OBLIGATIONS AND DCRI GUARANTY OF SELLER'S OBLIGATIONS

       9.1 Assumed Obligations. Effective as of the close of business on December 20, 2002, (a) Mountain shall be deemed to have assumed the obligations of Seller and DCRI, if any, under the client contracts of Mountain, and under the real property leases of Mountain as more specifically identified at the Closing, and (b) DCRI shall assume those liabilities of Mountain which are being assumed by DCRI pursuant to this Agreement, including the Mountain Payables and all obligations of Mountain in connection with the GE Line of Credit. The parties acknowledge that, except as otherwise provided in this Agreement, (i) Mountain shall be responsible for all its debts and liabilities which are incurred subsequent to the close of business on December 20, 2002, and (ii) all of the debts and liabilities of Mountain as of the close of business on December 20, 2002 shall be solely the debts and liabilities of Seller and DCRI.

       9.2 DCRI Guaranty. DCRI hereby guarantees to the Buyers all obligations of Seller pursuant to this Agreement and other agreements and documents contemplated hereby.

                                   ARTICLE 10

                              RESTRICTIVE COVENANTS

       10.1 Non-Solicitation Restrictions of Buyers. For a five (5) year period of time from the Closing Date, Buyers and Mountain shall not, directly or indirectly, (a) solicit for employment or hire any individual who is an employee, agent or contractor of DCRI, or any of the subsidiaries or affiliates of DCRI, or who was an employee, agent, or contractor of DCRI, or any of the subsidiaries or affiliates of DCRI, at any time in the twelve (12) month period of time preceding the date of the solicitation involved, (b) solicit the staffing business of any person or entity who is a customer, client, agent or representative of DCRI, or any of the subsidiaries or affiliates of DCRI, or who was a customer, client, agent or representative of DCRI, or any of the subsidiaries or affiliates of DCRI, at any time during the twelve (12) months preceding the Closing Date, or (c) solicit or provide Sprint IT Services to Sprint or United.

       10.2 Nondisclosure Agreement. It is recognized that Buyers have, and may hereafter continue to obtain, knowledge about the businesses of DCRI and its subsidiaries and affiliates independent of any relationship with DCRI (such knowledge is herein referred to as the "Hosmer Information"), but that Buyers may have obtained certain confidential and proprietary information and/or documentation of DCRI or its subsidiaries and affiliates through Buyers' relationship with DCRI. Buyers agree that they will not, without the prior written consent of DCRI, at any time, except as may be required by competent legal authority, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to DCRI or any subsidiary or affiliated person or entity of DCRI acquired through Buyers' relationship with DCRI (collectively, the "DCRI Confidential Information"). The parties acknowledge that the DCRI Confidential Information (a) shall include, without limitation, information about the customer lists, product pricing, data, know-how, processes, computer software and programs, database technologies, strategic planning, and risk management of DCRI and its subsidiaries and affiliates, (b) shall not include, for purposes hereof, any information which has been developed or obtained by Buyers independent of Buyer's involvement with DCRI, or any of the Mountain Confidential information (as herein defined), and
(c) does not include the Hosmer Information. For a period of five (5) years from the Closing Date, Buyers will exercise utmost diligence to protect and guard the DCRI Confidential Information.

       10.3 Non-Solicitation Restrictions of DCRI. For a five (5) year period of time from the Closing Date, DCRI and its subsidiaries and affiliates shall not, directly or indirectly, (a) solicit for employment or hire any individual who is an employee, agent or contractor of Mountain, or any of its subsidiaries or affiliates, or who was an employee, agent, or contractor of Mountain, or any of its subsidiaries or affiliates, at any time in the twelve (12) month period of time preceding the date of the solicitation involved, or (b) solicit the business of any person or entity who is a customer, client, agent or representative of Mountain, or any of the subsidiaries or affiliates of Mountain, or who was a customer, client, agent or representative of Mountain, or any of the subsidiaries or affiliates of Mountain, at any time during the twelve
(12) months preceding the Closing Date, or (c) solicit or provide Sprint/United Engineering Services to Sprint or United.

       10.4 Nondisclosure Agreement. It is recognized that many of the employees, representatives and agents of DCRI and its subsidiaries and affiliates have, and may hereafter continue to obtain, knowledge about the business of Mountain independent of any involvement with Mountain (such knowledge is herein referred to as the "DCRI Information"), but that DCRI and its subsidiaries and affiliates may have obtained certain confidential and proprietary information and/or documentation of Mountain or its subsidiaries and affiliates acquired through such entities' relationship with Mountain. DCRI agrees that DCRI and its subsidiaries or affiliates will not, without the prior written consent of Mountain, at any time, except as may be required by competent legal authority, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to Mountain or any subsidiary or affiliated person or entity of

Mountain acquired through such entities' relationship with Mountain (collectively, the "Mountain Confidential Information"). The parties acknowledge that the Mountain Confidential Information (a) shall include, without limitation, information about the customer lists, product pricing, data, know-how, processes, computer software and programs, database technologies, strategic planning, and risk management of Mountain, (b) shall not include, for purposes hereof, any information which has been developed or obtained by DCRI or any of its subsidiaries or affiliates, independent of DCRI's involvement with Mountain, or any of the DCRI Confidential information (as herein defined), and
(c) shall not include the DCRI Information. For a period of five (5) years from the Closing Date, DCRI and its subsidiaries and affiliates will exercise utmost diligence to protect and guard the Mountain Confidential Information.

       10.5 Permitted Actions. Notwithstanding anything herein to the contrary, (a) none of the parties hereto, including Mountain, are prevented by the terms of this Agreement from engaging in advertising of their services at any time or times, (b) mountain is permitted to provide Sprint/United Engineering Services to Sprint and/or United subsequent to the Closing Date, (c) DCRI and its subsidiaries are permitted to provide Sprint IT Services to Sprint and/or United subsequent to the Closing Date, (d) Mountain, DCRI and any of the subsidiaries of DCRI may provide to Sprint and/or United services which are not Sprint IT Services or Sprint/United Engineering Services, and (e) neither of the Buyers are subject to any of the restrictive covenants (related to non-competition, non-solicitation , confidential information, and similar types of covenants) which are set forth in the Original Agreement, the 1999 Employment Agreement, the 2001 Employment Agreement, or the Supplemental Agreement.

                                   ARTICLE 11

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   AGREEMENTS AND OBLIGATIONS; INDEMNIFICATION

       11.1 Survival. Except for the covenants contained in Article 10 of this Agreement and the payments required to be made to Seller and DCRI pursuant to the terms of this Agreement, which covenants and obligations shall survive until satisfied, the representations, warranties, obligations, covenants, indemnities and agreements of Seller, DCRI and Buyers contained in this Agreement shall survive the Closing Date for a period of three (3) years; all representations, warranties, obligations, covenants, indemnities and agreements of Seller and DCRI related to tax matters of any nature involving Mountain shall survive the Closing Date for a period of five (5) years. Said representations, warranties, obligations, covenants, indemnities and agreements shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation during such time periods made by or on behalf of any party hereto or any information any party may have with respect thereto. If written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

       11.2 Indemnification by Buyers. Buyers, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller and DCRI, their subsidiaries and affiliates, and their respective officers, directors, stockholders and employees from and against, any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys' fees, costs of investigation and court costs) (collectively, "Losses") imposed on, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) any act or omission of Buyers prior to or at the Closing, (b) the breach of any covenant of Buyers or the failure of Buyers to perform any obligation of Buyers contained in this Agreement or in the other agreements and documents contemplated hereby, (c) any inaccuracy in or breach of any representation or warranty of Buyers, contained in this Agreement or any other agreement or document contemplated hereby, (d) all liabilities, debts, duties, obligations or taxes of Mountain that are attributable to periods subsequent to the close of business on December 20, 2002, and (e) any liability to Employees or the former employees of Mountain for Employee Benefits that Buyers are obligated to pay pursuant to Section 4.2 of this Agreement.

       Notwithstanding anything herein to the contrary, Seller and DCRI shall not have any responsibility for liabilities or obligations of Mountain which are incurred subsequent to the close of business on December 20, 2002.

       11.3 Indemnification by Seller and DCRI. Seller and DCRI, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless Buyers and Mountain from and against, any Losses imposed, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) the obligations of Mountain expressly assumed by DCRI or Seller hereunder, (b) the breach of any covenant of DCRI or Seller or the failure of DCRI or Seller to perform any of their obligations contained herein or in any other agreement or document contemplated hereby, (c) the GE Line of Credit, (d) any inaccuracy in or breach of any representation or warranty of DCRI or Seller under this Agreement or any other agreement or document contemplated hereby, and (e) any liability to Employees or the former employees of Mountain for Employee Benefits that DCRI or Seller are obligated to pay pursuant to Section 4.2 of this Agreement.

       11.4 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations in this Agreement would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that:
(a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful, and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall assume the defense with respect to such claim, liability or expense at the indemnifying party's expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to the claims by third parties that are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. As reasonably requested by the indemnified party, the indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party, provided, however, that the separate counsel selected by the indemnified party shall be approved by the indemnifying party, which approval shall not be unreasonably withheld. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. Provided however, before settling the indemnified party shall first use reasonable efforts to obtain the consent to that settlement from the indemnifying party, which consent shall not be unreasonably withheld. After using reasonable efforts without success the indemnified party may settle without the consent of the indemnifying party without any prejudice to its claim for indemnity. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

       11.5 Set-off. Buyers shall have the right to set-off, upon written notice to Seller and DCRI, any undisputed amounts payable by DCRI or Seller to Buyers pursuant to claims for indemnification hereunder against any amount at any time payable by Buyers to Seller or DCRI under or pursuant to this Agreement and/or any other agreements now or hereafter entered into between Buyers and Seller and DCRI.

                                   ARTICLE 12

                                   TERMINATION

       12.1 Termination. This Agreement may be terminated prior to the consummation of the Transaction:

              (a)    By written consent of DCRI and Buyers.

              (b) By DCRI or Buyers if either (i) the Closing shall not have occurred on or before December 31, 2002; however, the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transaction and such order, decree, ruling, or other action shall have become final and nonappealable;

              (c) By DCRI, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by any of buyers, such that the condition set forth in Section 8.1 or 8.2 would not be satisfied.

              (d) By Buyers, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by DCRI or Seller such that the condition set forth in Section 7.1 or 7.2 would be not satisfied.

       12.2 Notice and Effects of Termination. In the event there is a basis for termination of this Agreement by either DCRI or Buyers, as provided in
Section 12.1, and such party desires to terminate this Agreement, it may do so by giving written notice to the other party pursuant to Section 13.1, whereupon this Agreement shall forthwith terminate, and there shall be no liability or obligation on the party of any part hereto, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                                   ARTICLE 13

                                  MISCELLANEOUS

       13.1 Notices. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the use of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges for such delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 13.1. All communications must be in writing and addressed as follows:

              BUYERS:             Joseph H. Hosmer
                                  1012 Hallowell Road
                                  Durham, Maine 04222

                                  Sandra Hosmer
                                  1012 Hallowell Road
                                  Durham, Maine 04222

              with a copy to:     Van Meer & Belanger, P.A.
                                  20 York Street
                                  Portland, ME. 04101
                                  Attention: Norman R. Belanger

              DCRI:               Diversified Corporate Resources, Inc.
                                  10670 North Central Expressway, Suite 600
                                  Dallas, Texas 75231
                                  Attention: President

              SELLER:             MAGIC Northeast, Inc.
                                  10670 North Central Expressway, Suite 600
                                  Dallas, Texas  75231
                                  Attention: President

              with a copy to:     Dooley & Rucker P.C.,
                                  4245 N. Central Expressway
                                  Suite 220
                                  Dallas, Texas  75205
                                  Attention: Jarrell B. Ormand

       13.2 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the Transaction in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

       13.3 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

       13.4 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of Seller, DCRI and Buyers and their respective heirs, representatives, successors and assigns. This Agreement shall not be deemed to create or confer any rights, benefits or interests in any other persons, except through the parties hereto, nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

       13.5 Exhibits and Schedules. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim.

       13.6 Sections and Articles. All sections and articles referred to herein are sections and articles of this Agreement. Descriptive headings as to the contents of particular articles and sections are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

       13.7   Entire Agreement. Except as otherwise expressly provided in
Section 13.17 hereof, this Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

       13.8 Gender; Plurals. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders and each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

       13.9 Expenses. The parties hereto shall each pay all of their expenses and costs (including, without limitation, all counsel fees and expenses), in connection with this Agreement and the consummation of the Transaction.

       13.10 Brokerage Fees and Commissions. Neither Buyers, on one hand, nor DCRI or Seller, on the other, shall have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the other.

       13.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such action shall be evidenced by a signed written notice given in the manner provided in Section 13.1 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 13.1 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

       13.12 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

       13.13 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Maine.

       13.14 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

       13.15 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to enforce, through legal action, any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

       13.16 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then
(a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement, and
(c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

       13.17 Advice of Counsel. Each of the undersigned has read this Agreement, has had the opportunity to consult with legal counsel concerning the matters contained herein, and has either obtained legal counsel with respect to such matters and the execution of this Agreement, or has voluntarily waived such right.

       13.18  Event of Default.

              (a) In the event that Buyers shall fail to make any payment to Seller or DCRI within fifteen (15) days from the date due pursuant to the terms of this Agreement, Buyers shall be obligated to pay interest on all amounts payable to Seller and DCRI pursuant to this Agreement at the rate of eighteen percent (18%) per annum.

              (b) In the event that Seller or DCRI shall fail to make any payment to Mountain or Buyer within fifteen (15) days from the date due pursuant to the terms of this Agreement, Seller and/or DCRI, as the case may be, shall be obligated to pay interest on all amounts payable to Mountain and/or Buyers pursuant to this Agreement at the rate of eighteen percent (18%) per annum.

              (c) No extension of time for payment granted by any party of all or any part of the amount owing herein at any time shall effect the liability of the parties, including any surety, accommodation party or guarantor. Acceptance by a party of any payment after any default shall not operate to extend the time for payment of any amount then remaining unpaid or constitute a waiver of any of the other rights herein. No delay by a party in exercising any power or right shall operate as a waiver of any power or right. The waiver of any default by a party shall not operate as a waiver of any subsequent default or any power or right that such party may have under the terms of this Agreement.

       13.19  Further Assurances of Buyers.

              (a) From and after the Closing Date, each party shall afford the other parties and their attorneys, accountants and other representatives, reasonable access, during normal business hours, to such books and records possessed by disclosing party relating to Mountain or the business of Mountain as may reasonably be required in connection with the preparation of financial information for any period of time on or prior to the Closing Date. Each party shall cooperate in all reasonable respects with the other parties with respect to DCRI'S former interest in Mountain and in connection with financial account closing and reporting all claims in litigation asserted by or against third parties, including, but not limited to, making employees of Mountain reasonably available to assist with, or provide information in connection with financial account closing and reporting and claims in

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litigation, provided, that the party requesting such assistance reimburses the disclosing party for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

              (b) For a period of not less than seven (7) years after the Closing Date, each party shall preserve and retain the corporate accounting, legal, auditing and other books and records of Mountain (including, but not limited to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of Mountain prior to the Closing Date); provided, however, that such seven (7) year period shall be extended in the event that any action, suit, proceeding, or investigation has been commenced or is pending or threatened at the termination of such seven (7) year period and such extension shall continue until any such action, suit proceeding, or investigation has been settled through judgment or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, a party may discard or destroy any of such books and records prior to the end of such seven (7) year period or period of extension, if applicable, if it gives the other parties at least sixty (60) days prior written notice of its intent to do so and no other party has not taken possession of such books and records, at its expense, within such sixty (60) day period.

              (c) Nothing in Section 13.19 shall relieve Seller and DCRI of the obligations to indemnify Buyers pursuant to the terms of this Agreement.

       13.20 Arbitration. Any controversy between the parties to this Agreement involving the construction of application of any of the terms, covenants, or conditions of this Agreement shall be submitted to arbitration in Dallas County, Texas, if either party to this Agreement shall request arbitration by notice in writing to the other party. In such event, the parties to this Agreement shall, within thirty (30) days after this right to arbitration DCRI and Buyers shall both appoint one person as an arbitrator to hear and determine the dispute, then the two arbitrators so chosen shall, within fifteen (15) days, select a third impartial arbitrator; the majority decision of the arbitrators shall be final and conclusive upon the parties to this Agreement. Each party to the arbitration proceedings shall bear his or its own expenses, except that the expenses of the arbitrators shall be borne by DCRI and/or Buyers as determined by the arbitrator(s) involved.

       This Agreement is dated as of December 20, 2002, but has actually been executed and delivered by the parties hereto this _______ day of December, 2002.

           BUYERS                   SELLER and DCRI

                                    DIVERSIFIED CORPORATE
                                      RESOURCES, INC.

           ________________________ By:  ______________________________________
           Joseph H. Hosmer                J. Michael Moore, Chairman and CEO


                                    MAGIC NORTHEAST, INC.

           ________________________      ______________________________________

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

           ________________________ By:  ______________________________________
            Sandra Hosmer                 J. Michael Moore, Chairman and CEO

                                       24

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                                 Schedule 1.2(a)

                           Retained Books and Records

                                   Section 4.2

                                Employee Benefits

                                  Schedule 7.4

                              Seller Legal Opinion

                                  Schedule 8.4

                              Buyers Legal Opinion

                                  Schedule 9.1

                        Liabilities Retained by Mountain